AMENDMENT NO. 1 TO
                                 VIEW TECH, INC.
                            1997 STOCK INCENTIVE PLAN

         THIS AMENDMENT NO. 1 TO VIEW TECH, INC. 1997 STOCK INCENTIVE PLAN (the "Amendment"), is dated as of this November 29, 1999, and is effective as of the date of the approval of the Amendment by the Board of Directors and the stockholders of View Tech, Inc., a Delaware corporation (the "Corporation").

         WHEREAS, on April 16, 1999, the Board of Directors of the Corporation approved the Amendment to the Corporation's 1997 Stock Incentive Plan (the "Plan"), for the purpose of increasing the number of shares of the Corporation's common stock, par value $0.0001 per share (the "Common Stock"), reserved for issuance with respect to stock options which may be granted by the Corporation to eligible persons under the Plan, from 600,000 shares to 1,234,900 shares, including up to 634,900 shares converted from the Corporation's 1995 Stock Option Plan;

         WHEREAS, on May 25, 1999, the Corporation's stockholders approved the Amendment by the affirmative vote of in excess of a majority of the shares present or represented and entitled to vote at a duly convened meeting of the stockholders of the Corporation;

         WHEREAS, the Corporation deems it in the best interest of the Corporation to amend the Plan, in the manner set forth below;

         NOW, THEREFORE, the Corporation hereby amends the Plan, as follows:

         1. AMENDMENT TO PLAN. Article V(A) of the Plan is hereby amended to read in its entirety, as follows:

            V. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The number of shares of Common Stock initially reserved for issuance over the term of the Plan shall be 1,234,900 shares. Shares reserved for issuance under the Plan shall include up to 634,900 shares, including 340,510 shares outstanding and 294,390 shares available for grant as stock options, as of April 16, 1999, and converted from, the Corporation's 1995 Stock Option Plan.

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         2. INCORPORATION BY REFERENCE. Except as expressly modified herein, the
Plan shall continue to remain in full force and effect, and this Amendment shall incorporate by reference all terms and conditions of the Plan which are not otherwise contrary to the provisions of this Amendment.

         Executed and dated as of the date first written above, at Camarillo, California.


                                                   VIEW TECH, INC.
                                                    a Delaware corporation



                                                   By: /S/ S. Douglas Hopkins
                                                       -------------------------
                                                       S. Douglas Hopkins
                                                       Chief Executive Officer


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